Exhibit 99.1

Egalet Reports Third Quarter 2018 Financial Results

—Highest quarterly revenue for SPRIX Nasal Spray and OXAYDO —

Wayne, Penn. — November 19, 2018 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative treatments for pain, today reported financial results for the third quarter ended September 30, 2018 including results from commercial products: SPRIX® (ketorolac tromethamine) Nasal Spray and OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII.

“In the third quarter, we grew our commercial products and had the highest revenue for any quarter since we acquired SPRIX and licensed OXAYDO in January 2015,” said Bob Radie, president and chief executive officer of Egalet. “For the remainder of the year, we are focused on continuing to grow SPRIX and OXAYDO revenues and working toward the anticipated first quarter 2019 closing of our previously-announced acquisition and financial restructuring.”

2018 Third Quarter Financial Results

•                  Cash Position: As of September 30, 2018, Egalet had cash, marketable securities and restricted cash totaling $50.6 million.

•                  Net Product Sales: There were net product sales of $8.2 million for the three months ended September 30, 2018 compared to $6.7 million for the same period in 2017. Net product sales for the three months ended September 30, 2018 consisted of $6.1 million for SPRIX Nasal Spray, $1.9 million for OXAYDO and $174,000 for ARYMO ER. Net product sales for the three months ended September 30, 2017 consisted of $5.0 million for SPRIX Nasal Spray, $1.4 million for OXAYDO and $208,000 for ARYMO ER. Due to the adoption of ASC 606 on January 1, 2018, net product sales for the three months ended September 30, 2017 reflected prescriptions dispensed to patients and net product sales for the three months ended September 30, 2018 reflected shipments to customers.

•                  Cost of Sales (excluding product rights amortization): Cost of sales was $1.8 million for the three months ended September 30, 2018 and $1.2 million for the same period in 2017. Cost of sales for SPRIX Nasal Spray, OXAYDO and ARYMO ER for the three months ended September 30, 2018 reflects the average cost of inventory shipped to wholesalers and specialty pharmaceutical companies during the period. Cost of sales for SPRIX Nasal Spray and OXAYDO for the three months ended September 30, 2017 reflects the average cost of inventory produced and dispensed to patients in the period. Cost of sales for ARYMO ER for the three months ended September 30, 2017 includes the portion of inventory produced after the FDA approval of ARYMO ER in January 2017. The portion of inventory produced before the FDA approval of ARYMO ER was recorded in research and development expense in prior periods.

•                  G&A Expenses: General and administrative expenses were $5.6 million for the three months ended September 30, 2018 compared to $6.8 million for the same period in 2017. The decrease in the period was due to a decrease in post-marketing study fees and salary expense as well as decreases in administrative and consultant fees incurred in the three months ended September 30, 2018.

•                  S&M Expenses: Sales and marketing expenses were $7.9 million for the three months ended September 30, 2018 compared to $8.8 million for the same period in 2017.

•                  R&D Expenses: Research and development expenses were $1.0 million for the three months ended September 30, 2018 compared to $2.1 million for the same period in 2017. The decrease was driven by a reduction in clinical studies expense of $1.1 million in the three months ended September 30, 2018.

•                  Restructuring and Other Charges: Restructuring and other charges of $13.9 million for the three months ended September 30, 2018 reflect costs related to the discontinuation of ARYMO ER of $8.2 million, a charge related to the termination payment to Halo Pharmaceuticals of $3.1 million and legal fees incurred in the three months ended September 30, 2018 related to the filing of the Chapter 11 Cases of $2.6 million. Restructuring and other charges of $3.0 million for the three months ended September 30, 2017 reflect costs related to Egalet’s expense reduction plan announced in August 2017 to decrease the operating expenses that did not directly support the growth of Egalet’s commercial business.

•                  Change in Fair Value of Warrant Liability and Derivative Liability: During the three months ended September 30, 2018, Egalet recognized a change in the fair value of its derivative liabilities of $4.0 million. The change in fair value of the derivative liability is due primarily to the changes in the value of Egalet’s common stock during the three months ended September 30, 2018.

•                  Interest Expense: Interest expense for the three months ended September 30, 2018 was $32.9 million compared to interest expense of $4.7 million for the same period in 2017. The increase was driven primarily by the acceleration of the amortization of the debt discounts related to our 5.50% Notes, 6.50% Notes and 13% Notes.

•                  Net Loss: Net loss for the three months ended September 30, 2018 was ($51.2 million), or ($0.93) per share, compared to a net loss of ($18.9 million), or ($0.46) per share for the same period in 2017.

Recent Announcement

On October 31, 2018, Egalet announced it had entered into an asset purchase agreement to acquire four marketed products from Iroko Pharmaceuticals, Inc. (“Iroko”). If consummated, the proposed transaction will enable Egalet to focus on marketing predominantly non-narcotic pain products. To facilitate this transaction and reorganize Egalet’s capital structure, Egalet has initiated proceedings under Chapter 11 of the United States Bankruptcy Code in the District of Delaware. As part of its restructuring, Egalet has filed a plan of reorganization that is supported by a majority in dollar amount of all classes of Egalet’s debt holders. Additional information on the transaction and filing is contained in a report on Form 8-K filed with the Securities and Exchange Commission.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain. Given the need for acute and chronic pain products and the issue of prescription opioid abuse, Egalet is focused on bringing non-narcotic products and abuse-discouraging formulations of opioids to patients and healthcare providers. Egalet currently promotes two approved products: SPRIX® (ketorolac tromethamine) Nasal Spray and OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII. Egalet also has a pipeline of products developed using Guardian® Technology which it may look to partner. The Company plans to continue to grow revenues of its commercial products, explore business development opportunities and leverage its proprietary Guardian Technology.

For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, including the boxed warning and medication guide, please visit oxaydo.com.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the costs of Egalet’s restructuring and the ability to emerge expeditiously, including there being no substantial objection to or litigation with respect to the restructuring; Egalet’s ability to satisfy the requirements of its restructuring support agreement, including consummation of its proposed plan of reorganization; Egalet’s expected motions to be filed in its Chapter 11 proceeding and the dispositions of such motions; Egalet’s continued operations and customer and supplier relationships while in a Chapter 11 proceeding; the resources needed to support Egalet’s operations while in a Chapter 11 proceeding; Egalet’s ability to lower debt and interest payments, operate its business and satisfy its obligations while in a Chapter 11 proceeding; the public disclosure of sensitive business information, including projections, as part of the Chapter 11 proceedings; the anticipated benefits of the proposed Iroko acquisition and the impact of the Iroko acquisition on Egalet’s earnings, capital structure, strategic plan and results of operations; the occurrence of any event, change or other circumstance that could give rise to the termination of the asset purchase agreement related to Egalet’s acquisition of products from Iroko (the “Iroko Acquisition”), the failure of the closing conditions to the Iroko Acquisition to be satisfied (or any material delay in satisfying such conditions); the failure to consummate the Iroko Acquisition; the costs, fees, expenses and charges (if any) related to the Iroko Acquisition and Egalet’s restructuring; Egalet’s ability to continue as a going concern; the trading price of Egalet’s common stock and the liquidity of the trading market with respect thereto, including the fact that Egalet’s bankruptcy plan contemplated by the restructuring support agreement provides for all existing equity interests of its common stockholders to be cancelled and for its common stockholders to lose the full amount of their investment; Egalet’s ability to satisfy Nasdaq initial listing requirements; Egalet’s ability to recruit or retain key scientific or management personnel or to retain our executive officers; Egalet’s ability to obtain and maintain regulatory approval of Egalet’s or Iroko’s products and the labeling claims that Egalet believes are necessary or desirable for successful commercialization of its products and product candidates; the impact of strengthening any of the labels for Egalet’s products; Egalet’s ability to maintain the intellectual property position of Egalet’s or Iroko’s products; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to commercialize its and Iroko’s products, and to do so successfully; the costs of commercialization activities, including marketing, sales and distribution; the size and growth potential of the markets for Egalet’s products and product candidates, and Egalet’s ability to service those markets; Egalet’s ability to obtain reimbursement and third-party payor contracts for its and Iroko’s products; the impact of commercial access wins on patient access to SPRIX; the entry of any generic products for SPRIX or other products; any delay in or inability to reformulate SPRIX; Egalet’s ability to find and hire qualified sales and other professionals and to retain those professionals during the pendency of Egalet’s bankruptcy; the rate and degree of receptivity in the marketplace and among physicians to Egalet’s and Iroko’s products; the success of products that compete with Egalet’s that are or become available; the regulatory environment and social concerns about limiting the use of opioids; Egalet’s ability to integrate and grow any businesses or products that it may acquire; general market conditions; and other risk factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Media and Investor Contact:

E. Blair Clark-Schoeb

Senior Vice President, Communications

Email: ir@egalet.com

Tel: 484-259-7370

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2017	September 30, 2018
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,090	$34,248
Marketable securities, available for sale	59,953	15,966
Accounts receivable	4,120	10,841
Inventory	3,225	3,039
Prepaid expenses and other current assets	2,672	848
Other receivables	893	991
Total current assets	101,953	65,933
Intangible assets, net	6,583	4,816
Restricted cash	400	400
Property and equipment, net	9,911	1,158
Deposits and other assets	1,011	308
Total assets	$119,858	$72,615
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$10,160	$6,708
Accrued expenses	16,104	27,001
Deferred revenue	7,456	—
Debt - current, net	1,081	129,372
Warrant liability	8,166	—
Total current liabilities	42,967	163,081
Debt - non-current portion, net	98,890	1,221
Deferred income tax liability	26	25
Derivative liability	16,623	—
Other liabilities	727	583
Total liabilities	159,233	164,910

Stockholders’ deficit:
Common stock—$0.001 par value; 75,000,000 and 275,000,000 shares authorized at December 31, 2017 and September 30, 2018, respectively; 45,939,663 and 56,772,101 shares issued and outstanding at December 31, 2017 and September 30, 2018, respectively	46	53
Additional paid-in capital	254,871	275,680
Accumulated other comprehensive income	1,008	912
Accumulated deficit	(295,300)	(368,940)
Total stockholders’ deficit	(39,375)	(92,295)
Total liabilities and stockholders’ deficit	$119,858	$72,615

Egalet Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2018	2017	2018
Revenue
Net product sales	$6,651	$8,153	$18,333	$21,857
Total revenue	6,651	8,153	18,333	21,857

Costs and Expenses
Cost of sales (excluding amortization of product rights)	1,249	1,773	3,646	5,553
Amortization of product rights	528	526	1,554	1,594
General and administrative	6,849	5,556	27,811	19,322
Sales and marketing	8,803	7,932	27,402	26,006
Research and development	2,073	956	13,187	3,258
Restructuring and other charges	2,983	13,864	2,983	13,864
Total costs and expenses	22,485	30,607	76,583	69,597
Loss from operations	(15,834)	(22,454)	(58,250)	(47,740)
Other (income) expense:
Change in fair value of warrant and derivative liability	(1,500)	(3,986)	(1,513)	(12,292)
Interest expense, net	4,675	32,891	13,958	40,251
Other (gain) loss	(60)	(132)	106	(158)
Gain on foreign currency exchange	(1)	—	(1)	(1)
	3,114	28,773	12,550	27,800
Loss before provision (benefit) for income taxes	(18,948)	(51,227)	(70,800)	(75,540)
Provision (benefit) for income taxes	—	—	—	—
Net loss	$(18,948)	$(51,227)	$(70,800)	$(75,540)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.46)	$(0.93)	$(2.32)	$(1.45)
Weighted-average shares outstanding, basic and diluted	41,149,838	55,192,542	30,525,158	51,944,358